Exhibit 23

                          Independent Auditors' Consent



The Board of Directors
Regency Realty Corporation:

We consent to incorporation by reference in the registration statements (No. 333-72899) on Form S-3 and (No. 333-63723) on Form S-4 of Regency Centers, L.P., of our report dated February 28, 1999, relating to the balance sheets of RRC Acquisitions, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholder's equity, and cash flows for the years then ended, which report appears in the December 31, 1998, annual report on Form 10-K of RRC Acquisitions, Inc.




                                                 KPMG LLP



Jacksonville, Florida
March 12, 1999